Exhibit 10.39

RESTRICTED STOCK AGREEMENT
UNDER
JACK HENRY & ASSOCIATES, INC. RESTRICTED STOCK PLAN

           THIS AGREEMENT, made as of the 10th day of September, 2009 by and between Jack Henry & Associates, Inc., a Delaware corporation (hereinafter called the "Company"), and ___________________ (hereinafter called the "Awardee");

           WITNESSETH THAT:

           WHEREAS, the Board of Directors of the Company ("Board") has adopted the Jack Henry & Associates, Inc. Restricted Stock Plan ("Plan") pursuant to which restricted stock of the Company may be granted to employees of the Company; and

           WHEREAS, the Company desires to make a restricted stock award to the Awardee for __________________________(_____) shares of its Common Stock ("Award") under the terms hereinafter set forth;

           NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

           1.     Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been given to Awardee, and which terms are incorporated herein by reference. Awardee agrees to be bound by all the terms and provisions of the Plan. Terms not defined herein shall have the meaning ascribed thereto in the Plan.

           2.     Grant of Award. Pursuant to action of the Board of Directors, which action was taken on September 10, 2009 ("Date of Award"), the Company awards to the Awardee ________________________(_____) shares of the common stock of the Company, of the par value of $.01 per share ("Common Stock"); provided, however, that the shares hereby awarded ("Restricted Stock") are nontransferable by the Awardee until vested as set forth in Section 3, below and are subject to the risk of forfeiture described below. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, if the Awardee terminates employment with the Company prior to the time a restriction lapses, the Awardee shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such employment.

           3.     Vesting. During the period ending September 10, 2012, all shares of Restricted Stock granted hereby will be subject to forfeiture and nontransferable by the Awardee. In the event of Awardee's termination of employment prior to September 10, 2012, except as provided in this Section 3 and in Section 4 below, the Awardee shall forfeit all the shares of Restricted Stock.

                Shares shall vest hereunder and restrictions shall lapse according to the following schedule. Percentage shall be applied to the share amount set forth in Section 2 by rounding down to the nearest whole share.

                     (a)    If the Awardee is and has been continuously in the service of the Company since the Date of Award, one-third (33.33%) of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on September 10, 2012, and such shares of Restricted Stock shall become immediately free of restrictions.

                     (b)    If the Awardee is and has been continuously in the service of the Company since the Date of Award, with respect to 2/9ths (22.22%) of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on September 10, 2012 if the Company's 3-year Total Shareholder Return is at or above the 65th percentile when compared to the 3-year Total Shareholder Return of the Company's Compensation Peer Group, and such shares of Restricted Stock shall become immediately free of restrictions.

                     (c)    If the Awardee is and has been continuously in the service of the Company since the Date of Award, with respect to 2/9ths (22.22%) of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on September 10, 2013 if the Company's 4-year Total Shareholder Return is at or above the 65th percentile when compared to the 4-year Total Shareholder Return of the Company's Compensation Peer Group, and such shares of Restricted Stock shall become immediately free of restrictions.

                     (d)    If the Awardee is and has been continuously in the service of the Company since the Date of Award, with respect to 2/9ths (22.23%) of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on September 10, 2014 if the Company's 5-year Total Shareholder Return is at or above the 65th percentile when compared to the 5-year Total Shareholder Return of the Company's Compensation Peer Group, and such shares of Restricted Stock shall become immediately free of restrictions.

                     (e)    If the Awardee is and has been continuously in the service of the Company since the Date of Award, with respect to all remaining shares of Restricted Stock granted hereby which have not previously shall become fully vested and nonforfeitable, on September 10, 2016, all such remaining shares of Restricted Stock shall become immediately free of restrictions.

                     If the Awardee is not an employee of the Company on any one of the dates set forth in subsections (a) through (e) above, or has not been continuously employed as such an employee of the Company, except as provided in Section 4 below, the Awardee shall forfeit all remaining shares of Restricted Stock at the time of termination of such employment.

                     Notwithstanding the foregoing, if the Awardee is and has been continuously in the service of the Company since the Date of Award, in the event of a Change in Control (as defined in the Plan), all shares of Restricted Stock shall become immediately vested and free of the restrictions hereunder.

                     For purposes of this Section 3, (a) the "Company's Compensation Peer Group" shall be the compensation peer group designated by the Compensation Committee of the Board of Directors for compensation comparison purposes as of June 30, 20XX, and (b) "Total Shareholder Return" shall mean with respect to the Company or any company in the Company's Compensation Peer Group, the quotient obtained by dividing (a) the increase or decrease in the market value (as determined based on the closing price of the company's stock on the measurement date) of one share of the company's common stock from the beginning of the relevant period to the end of such period plus all dividends (if any) paid on such share during the relevant period by (b) the market value of a share of such company's common stock at the beginning of the relevant period.   If during any period common stock of one or more companies in the Company's Compensation Peer Group ceases to be publicly traded and the Board is unable to ascertain the value of such company's common stock at the end of the relevant period, such company or companies shall be excluded from the Compensation Peer Group, without any replacement.  However, if a company's common stock ceases to be publicly traded due to the company's bankruptcy (Chapter 11 or 7) or due to the company not surviving in a merger and where the Board can ascertain that such company's shares would have become worthless or had a value based on the surviving corporation's shares, such stock values shall continue to be included in determining the Total Shareholder Return of the Compensation Peer Group.

           4.      Termination; Death or Incapacity of the Awardee. For purposes of this Agreement, termination of employment shall mean any voluntary or involuntary termination of the employment of the Awardee with the Company, whether with or without cause, including retirement of the Awardee; provided, however, that the death of the Awardee or the cessation of employment due to Incapacity (as defined in the Plan) of the Awardee shall not be deemed to be a termination of employment hereunder. In the event of the death of the Awardee, or the Incapacity of the Awardee, all shares of Restricted Stock which would have vested due to continuous service with the Company pursuant to Section 3 above shall immediately become vested and free of all restrictions.

           5.     Restriction on Dividends. Until shares of Restricted Stock granted hereby are fully vested, the Restricted Stock shall not be eligible for dividends declared with respect to the unrestricted Common Stock of the Company and the Awardee shall not receive any dividends on such shares.

           6.     Administration. This Award has been made pursuant to a determination made by the Board, or a committee authorized by the Board, subject to the express terms of this Agreement, and the Board or such committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Awardee by the express terms hereof.

           7.     No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of the Awardee.

           8.      Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Awardee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this agreement

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Awardee has signed this Agreement to evidence the Awardee's acceptance of the terms hereof, all as of the date first above written.

JACK HENRY & ASSOCIATES, INC.
By: ____________________________
Title: ___________________________

AWARDEE
_____________________________
Name: ________________________